Exhibit 10.11

ASSISTANCE AGREEMENT
1. Award No. DE-MS0000118	2. Modification No. 0002	3. Effective Date 04/16/2026	4. CFDA No. 81.253
5. Awarded To Forge Battery, Inc. Attn: Arrelaine Dameron 12300 GRANT ST STE 110 THORNTON CO 80241-3867		6. Sponsoring Office Manufacturing & Energy Supply Chain U.S. Department of Energy 1000 Independence Avenue, SW Forrestal Building, MESC-1 Washington DC 20585	7. Period of Performance 01/01/2025 through 03/31/2027
8. Type of Agreement ☒ Grant ☐ Cooperative Agreement ☐ Other	9. Authority See Page 2.		10. Purchase Request or Funding Document No. 26MS000072
11. Remittance Address Forge Battery, Inc. Attn: Arrelaine Dameron 12300 Grant St Thornton CO 80241-3120		12. Total Amount Govt. Share: $100,000,000.00 Cost Share : $140,327,444.00 Total: $240,327,444.00	13. Funds Obligated This action: $0.00 Total: $100,000,000.00
14. Principal Investigator	15. Program Manager Kayla Molock Phone: [***]	16. Administrator U.S. DOE/NETL NATIONAL ENERGY TECH LAB 3610 Collins Ferry Road Morgantown WV 26505-2353
17. Submit Payment Requests To VIPERS https://vipers.doe.gov Any questions, please contact by call/email [***]	18. Paying Office VIPERS https://vipers.doe.gov Any questions, please contact by call/email [***]		19. Submit Reports To See Attachment 3
20. Accounting and Appropriation Data 05461-2024-31-220960-41999-1005909-0000000-0000000-0000000
21. Research Title and/or Description of Project Infrastructure Investment and Jobs Act (IIJA)- 3GWh Commercial Deployment of Advanced Lithium-ion Battery Production Facility with Domestic Supply Ch
For the Recipient		For the United States of America
22. Signature of Person Authorized to Sign		25.Signature of Grants/Agreements Officer /s/ Lani D. Nishimura
23. Name and Title	24. Date Signed	26. Name of Officer Lani D. Nishimura	27. Date Signed 04/16/2026

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED DE-MS0000118/0002				PAGE	OF
					2	5
NAME OF OFERROR OR CONTRACTOR Forge Battery, Inc.
ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)

UEI: MG1WAT32TX55

Project Period of Performance:

01/01/2025 - 12/31/2029

Budget Periods:

Budget Period 1: 01/01/2025 - 03/31/2027

Budget Period 2: 04/01/2027 - 12/31/2027

Budget Period 3: 01/01/2028 - 12/31/2028

Budget Period 4: 01/01/2029 - 06/30/2029

Budget Period 5: 07/01/2029 - 12/31/2029

Block 9. Authority:

Public Law (P.L.) 102-486, Energy Policy Act

(EPAct) of 1992, amended by P.L. 109-58, EPAct

2005, Section 911, as amended (codified at

42 U.S.C. § 16191), and P.L. 110-140,

Public Law 117-58, Infrastructure Investment and

Jobs Act of 2021, Section 40207 (codified at 42

U.S.C. § 18741.)

Block 14. Principal Investigator

Brian Pennington

[***]

Recipient Business Point of Contact:

Michael Klienberg

[***]

Block 15. DOE Program Manager:

Kayla Molock

[***]

DOE Award Administrator:

Jeffrey S. Kooser

[***]

ASAP: NO: STD IMMEDIATE Extent Competed: COMPETED

Davis-Bacon Act: YES PI: Brian Pennington

Fund: 05461 Appr Year: 2024 Allottee: 31 Report

Entity: 220960 Object Class: 41999 Program:

1005909 Project: 0000000 WFO: 0000000 Local Use:

0000000

2

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Special Terms and Conditions

Forge Battery Inc. (“recipient”), which is identified in Block 5 of the Assistance Agreement, and the United States Department of Energy (“DOE”), enter into this award, referenced above, to achieve the project objectives stated in the Attachments to this award.

This award consists of the Assistance Agreement, Standard Terms and Conditions, Special Terms and Conditions, and the following Attachments:

Attachment Number	Title
Special Terms and Conditions
1	Statement of Project Objectives
2	Federal Assistance Reporting Checklist and Instructions
3	Budget Information SF-424A
4	Intellectual Property Provisions
5	RESERVED
6	Data Management Plan
7	Wage Determination

Applicability of Special Terms and Conditions

These Special Terms and Conditions comply with 2 CFR 200.211(d) and are a companion document to the Standard Terms and Conditions, available at Funding Opportunities, and address the unique aspects of a particular award driven by program specific requirements, statutory criteria, risks, or other considerations. The Standard Terms and Conditions comply with 2 CFR 200.211(c) and provide a common set of financial assistance terms that can be applied to all applicable DOE awards. Recipients must meet the requirements set forth in both the Standard and Special Terms and Conditions. In instances where requirements may conflict, the Special Terms and Conditions will take precedence.

Notice Regarding Use of Hyperlinks

Hyperlinks are provided to improve the readability of the terms as a convenience to the recipient. The hyperlinked citation is applicable and in full effect on the effective date of Assistance Agreement, (or amended terms and conditions as may be applicable). If a hyperlink is broken, dead, or orphaned, the referenced regulation remains applicable.

Version 2.0	1

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Table of Contents

Applicability of Special Terms and Conditions			1
Notice Regarding Use of Hyperlinks			1
Table of Contents			2
I.		Administrative Terms	4
	A.	Prior Approvals	4
II.		National Policy Terms	7
	A.	NEPA Requirements	7
III.		DOE Terms	8
	A.	Indemnity	8
	B.	Federal Stewardship	8
	C.	One Time No-Cost Extension	10
IV.		Research, Technology, and Economic Security Terms	10
	A.	Definitions	10
	B.	Current and Pending Support	13
V.		Financial Terms	17
	A.	Cost Sharing	17
	B.	Unallowable Project Costs	17
	C.	Unallowable Cost Share Sources	18
	D.	Payment Procedures - Reimbursement	18
	E.	Indirect Costs	21
VI.		Equipment & Real Property Terms	22
	A.	Continued Use of Real Property and Equipment	22
VII.		Award Specific Terms	23
	A.	Use of Program Income	23
	B.	Subrecipient, Contractor, and Equipment Cost Approvals	23
	C.	Foreign Entity Participation as a Recipient, Subrecipient, or Contractor	24
	D.	Foreign Travel	24
VIII.		Program Specific Terms	25
	A.	Funding of Budget Periods	25
	B.	Continuation Application and Funding	26
IX.		Infrastructure, Investment, and Jobs Act (IIJA) Terms	28
	A.	Reporting, Tracking, and Segregation of Incurred Costs	28
	B.	Davis-Bacon Act Requirements	29

Version 2.0	2

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

X.		Program Specific Plans	30
	B.	Cybersecurity Plan	30
	C.	Construction Workforce Continuity Plan	31
	D.	Operations Workforce Continuity Plan	31
	E.	Offtake Partner Plan	31
	F.	Supply Assurance	32
	G.	Access Restrictions	32
	G.	Threat Briefing	34
	H.	Technology Protection Plan	34
	I.	Material Supply Plan	35
	J.	Research Technology and Economic Security Officer	35
	K.	Third Party Monitor	38
	L.	Construction Signage	39
	M.	DOE’s Property Interest	39

Version 2.0	3

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

I.	Administrative Terms

A.	Prior Approvals

The following programmatic decisions or costs require prior approval from the Grants Officer as described below and, when applicable, in the corresponding term. Prior approvals must be submitted in writing to the Grants Officer, Specialist, and Federal Project Manager for your award. You are not authorized to proceed until you receive written notification from the Grants Officer.

Prior Approval Description	Location	Applicability/Disposition
Change in scope to include site changes or the objective of the project or program (even if there is no associated budget revision requiring prior approval).	2 CFR 200.308(f)(1)	Applicable to all awards
Change in key personnel or new covered individuals if applicable.	2 CFR 200.308(f)(2) and Special Terms, “Current and Pending Support”	Applicable to all awards
Disengagement within regulatory limits from the project by the project director or principal investigator.	2 CFR 200.308(f)(3)	Applicable to all awards
Inclusion of costs that require prior approval in accordance with 2 CFR 200 Subpart E.	2 CFR 200.308(f)(4)	Applicable to all awards
Transfer of participant support costs to other budget categories.	2 CFR 200.308(f)(5)	Applicable to all awards
Change in subrecipients (including national laboratories) from those in the original Federal award.	2 CFR 200.308(f)(6) and Standard Terms, “Subrecipient Change Notification”	Applicable to all awards
Changes in total approved cost sharing amount.	2 CFR 200.308(f)(7)	Applicable to all awards
Need for additional federal funds to complete the project.	2 CFR 200.308(f)(8)	Applicable to all awards
Transfer of funds between construction and non-construction activities.	2 CFR 200.308(f)(9)	Applicable to awards with construction activities

A no-cost extension (meaning, an extension of time that does not require the obligation of additional Federal funds) of the period of performance, other than any one-time extension that is already authorized.

	2 CFR 200.308(f)(10) and Special Terms, “One Time No-Cost Extension”	Applicable to all awards

Version 2.0	4

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Prior Approval Description	Location	Applicability/Disposition
Potential or actual change of control of a recipient requires Grants Officer notification. Grants Officer approval is required for any actual change of control.	2 CFR 910.368	Applicable to all awards
All costs incurred prior to the award effective date.	2 CFR 200.308(f)(1) / 2 CFR 200.458	N/A - Pre-awards costs are not authorized under this award.
Any increase in the total project cost or transfer of funds between direct categories that exceed 10 percent of the total budget.	Standard Terms, “Budget Changes” and 2 CFR 200.308	Applicable to all awards
Any changes to the use of indirect costs.	2 CFR 200.306(c)	Applicable to awards with indirect costs
Any changes to the information, disclosures, representations, and/or certifications provided in the pre-award information sheet.	Standard Terms, “Pre-Award Information”	Applicable to all awards
Expenditures more than the federal share authorized to a particular budget period.	Special Terms, “Funding of Budget Periods”	Applicable to all awards with multiple budget periods
Requests for reassignment of the award to any entity as described in the award term.	Standard Terms, “Prohibition Against Re-Assignment”	Applicable to all awards
Potential covered transaction identified in accordance with 2 CFR 180.335 prior to entering into such a transaction.	Standard Terms, “Nonprocurement Debarment and Suspension”	Applicable to all awards
Any changes or additions to Wage Determinations.	Special Terms, “Davis Bacon Act Requirements”	Reference wage determination(s) in Attachment 7

Awards made after July 21, 2025: If DOE directly funds the FFRDC, the recipient must notify the Grants Officer when the required agreement (e.g., CRADA, Technical Assistance Agreement, Technical Service Agreement, etc.) between the recipient and the FFRDC is finalized and provide the agreement number prior to initiation of work by the FFRDC.

	Special Terms, “Funding of Federally Funded Research and Development Centers (FFRDC)”	Not Applicable
New potential collaborations with foreign entities, organizations, or governments in connection with the DOE-funded award scope.	Standard Terms, “Foreign Collaboration Considerations”	Applicable to all awards

Version 2.0	5

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Prior Approval Description	Location	Applicability/Disposition
Any project activity or cost that has not already received prior approval on historic properties listed in or eligible for listing in the National Register of Historic places.	Standard Terms, “Historic Preservation”	Applicable to all awards
Any project activity that has not already received prior approval involving research on human subjects, biospecimens, or identifiable private information.	Standard Terms, “Human Subjects Research”	Applicable to all awards
Any project activity that has not already received prior approval involving research on vertebrate animals.	Standard Terms, “Animal Welfare”	Applicable to all awards
Any project task, activity, or associated cost that has not already received a National Environmental Policy Act (NEPA) determination or an associated prior approval.	Standard Terms, “National Environmental Policy Act” Special Terms, “NEPA Determination”	Applicable to all awards. See Environmental Review in the award file for specifics.
Any project activity or cost associated with an unmanaged or unmanageable financial conflict of interest.	Standard Terms, “Interim Conflict of Interest Policy for Financial Assistance”	Applicable to all awards
Any project activity or cost associated with an organizational conflict of interest.	Standard Terms, “Organizational Conflict of Interest”	Applicable to all awards
Any project activity or cost that has not yet received prior approval associated with or impacting the resources or reserved rights of Indian Tribe(s).	Standard Terms, “Impacted Indian Tribes”	Applicable to all awards
Any project activity or cost performed outside the United States (including foreign travel) that has not received prior approval, except the purchase of supplies or equipment.	Special Terms, “Performance of Work in the United States Waiver”	No activities outside of the US.
Any project activity or cost associated with subrecipients or contractors that are foreign entities as defined in the NOFO that have not received prior approval.	Special Terms, “Foreign Entity Participation as a Recipient, Subrecipient, or Contractor”

Applicable to all awards.

When applicable, approved activities or costs associated with subrecipients or contractors that are foreign entities are found in the Foreign Entity Participation as a Recipient, Subrecipient, or Contractor Term.

Version 2.0	6

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Prior Approval Description	Location	Applicability/Disposition

Any property or equipment cost that has not yet received prior approval must receive prior written approval from the Grants Officer; disposition of all property and equipment must follow the requirements of 2 CFR 200.313 and 2 CFR 910.360.

	2 CFR 200.313 and 2 CFR 910.360	Applicable to all awards
Any project activity or cost associated with the use of any federally owned equipment required to achieve project objectives that has not yet received prior approval.	Standard Terms, “Federally Owned Property (Government-Furnished)”	No federally owned equipment.
Any project activity or cost associated with project travel outside the United States that has not yet received prior approval.	Special Terms, “Foreign Travel”	Applicable to all awards. When applicable, approved travel outside the United States is found in the Foreign Travel Term.

Prior approvals may include specific conditions in accordance with 2 CFR 200.208 that must be achieved for the activities and associated project costs to be allowable under the award. If the recipient elects not to fully achieve all the specific conditions, the costs may be deemed unallowable and all previously reimbursed costs associated with the unallowable activities will be required to be reimbursed, see 2 CFR 200.410.

Prior approvals are limited to the scope and conditions included within the request. If the scope or conditions associated with the prior approval change, authorization for the change will also require prior approval. Additionally, if a project cost is subject to multiple prior approvals, the project cost will remain unallowable until such time as all associated prior approvals are dispositioned.

If the Recipient elects to undertake activities prior to authorization from the Grants Officer, the Recipient does so at the risk of not receiving Federal funding for those activities and such costs may not be recognized as allowable cost share.

Recipients must coordinate the use of waived prior approvals included within 2 CFR 200.308(g) (1-3) with the Grants Officer.

II.National Policy Terms

A.	NEPA Requirements

DOE must comply with the National Environmental Policy Act (NEPA) prior to authorizing the use of federal funds. Based on all information provided by the recipient, DOE has made a NEPA determination by issuing a categorical exclusion (CX) for all activities listed in the Statement of Project Objectives (SOPO) approved by the Grants Officer and the DOE NEPA Determination. The recipient is thereby authorized to use federal funds for the defined

Version 2.0	7

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

project activities, except where such activity is subject to a restriction set forth elsewhere in this award.

This authorization is specific to the project activities and locations as described in the SOPO approved by the Grants Officer and the DOE NEPA Determination.

If the recipient later intends to add to or modify the activities or locations as described in the approved SOPO and the DOE NEPA Determination, those new activities/locations or modified activities/locations are subject to additional NEPA review and are not authorized for federal funding until the Grants Officer provides written authorization on those additions or modifications. Should the recipient elect to undertake activities or change locations prior to written authorization from the Grants Officer, the recipient does so at risk of not receiving federal funding for those activities, and such costs may not be recognized as allowable cost share.

III.DOE Terms

A.	Indemnity

The recipient shall indemnify DOE and its officers, agents, or employees for any and all liability, including litigation expenses and attorneys' fees, arising from suits, actions, or claims of any character for death, bodily injury, or loss of or damage to property or to the environment, resulting from the project, except to the extent that such liability results from the direct fault or negligence of DOE officers, agents or employees, or to the extent such liability may be covered by applicable allowable costs provisions.

B.	Federal Stewardship

DOE will exercise federal stewardship in monitoring project activities performed under this award. DOE will review financial, performance, and audit reports to ensure that the objectives, terms, and conditions of the award are accomplished and in compliance with the award. DOE will ensure that the recipient’s financial management and accounting systems are adequate to administer this Award and provide oversight of general administrative requirements. DOE will conduct ongoing project risk reviews and assessments and review performance after completion. Activities may include, but are not limited to:

1.	Review Meetings

The recipient, including but not limited to the principal investigator (or, if applicable, co-principal investigators), is required to participate in periodic review meetings with DOE. Review meetings enable DOE to assess the work performed under this award and determine whether the recipient has timely achieved the technical objectives and deliverables stated in Attachment 1 to this award.

DOE shall determine the frequency of review meetings and select the day, time, and location of each review meeting and shall do so in a reasonable and good faith manner. DOE will provide the recipient with reasonable notice of the review meetings.

Version 2.0	8

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

For each review meeting, the recipient is required to provide a comprehensive overview of the project, including:

1.	The recipient’s technical progress compared to the technical objectives stated in Attachment 1 to this award.
2.	The recipient’s actual expenditures compared to the approved budget attached to this award.
3.	Other subject matter specified by the DOE Technology Manager/Federal Project Manager.

2.	Project Meetings

The recipient is required to notify DOE in advance of scheduled tests and internal project meetings that would entail discussion of topics that could result in major changes to the baseline project technical scope/approach, cost, or schedule. Upon request by DOE, the recipient is required to provide DOE with reasonable access (by telephone, webinar, or otherwise) to the tests and project meetings. The recipient is not expected to delay any work under this award for the purpose of government insight.

3.	Site Visits

DOE's authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. The recipient must provide, and must require subrecipients to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

4.	Go/No Go Decisions

Attachment 1 to this award establishes Go/No Go decision points. For each Go/No Go decision point, DOE must determine whether the recipient has fully and satisfactorily completed the work described in Attachment 1 to this award. As a result of a Go/No Go review, in its discretion, DOE may take one of the following actions:

•	Authorize federal funding for the next budget period for the project;
•	Recommend redirection of work under the project;
•	Place a hold on the federal funding for the project, pending further supporting data; and/or
•	Discontinue providing federal funding for the project beyond the current budget period as the result of insufficient progress, change in strategic direction, or lack of available funding.

If it is determined that it would not be advantageous for the Government to proceed beyond the technical milestone(s), the Grants Officer will notify the recipient in writing of such decision and the award is considered completed. The maximum liability to the Government is

Version 2.0	9

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

limited to the allowable, allocable, and reasonableness of the cost incurred by the recipient within the funds made available. The Government reserves the right to deobligate any remaining funds from the award. The recipient shall submit all final deliverables, including final project accomplishments, for the completed work in accordance with the reporting requirements of the award.

5.	DOE Access

The recipient must provide any information, documents, site access, or other assistance requested by DOE for the purpose of its federal stewardship or substantial involvement.

DOE authorized representatives must have access to records in accordance with 2 CFR 200.337 to conduct audits, execute site visits, conduct research, technology and economic security due diligence reviews and monitoring, or for any other official use.

The recipient and its subrecipients must report significant developments in accordance with 2 CFR 200.329(e) and provide access to information and documents in addition to reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. DOE will make reasonable efforts to ensure these site visits or audits do not interfere with or unduly delay project work to the maximum extent practicable.

C.	One Time No-Cost Extension

As provided in 2 CFR 200.308(g)(2), the recipient must provide the Grants Officer with written notice in advance if it intends to utilize a one-time, no-cost extension of this award. The notification must include the supporting justification and a revised period of performance. The recipient must submit this notification in writing to the Grants Officer and Federal Project Manager. This paragraph does not preclude the Federal Agency from approving further no-cost extensions to the federal award.

Any no-cost extension will not alter the project scope, deliverables, budget, or milestones (if applicable) of this award.

IV.Research, Technology, and Economic Security Terms

A.	Definitions

For purposes of Research, Technology, and Economic Security terms, the following definitions are applicable:

1.	Covered Individual:

Covered Individual means an individual who (i) contributes in a substantive, meaningful way to the development or execution of the scope of work of a project funded by DOE, and (ii) is designated as a covered individual by DOE. Often, these individuals have doctoral or other professional degrees, although individuals at the master’s or PhD level may be considered

Version 2.0	10

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

covered individuals if their involvement meets this definition. Consultants, graduate students, and those with a postdoctoral role also may be considered covered individuals if they meet this definition.

DOE designates as covered individuals any principal investigator (PI); project director (PD); co-principal investigator (Co-PI); co-project director (Co-PD); project manager; and any individual regardless of title that is functionally performing as a PI, PD, Co-PI, Co-PD, or project manager. Status as a consultant, graduate (master’s or PhD) student, or postdoctoral associate does not automatically disqualify a person from being designated as a “covered individual” if they meet the definition in (i) above.

The recipient is responsible for assessing the applicability of (i) above against each person listed on the project (i.e., listed by the recipient in the application for federal financial assistance, approved budget, progress report, or any other report submitted to DOE by the recipient regarding the subject project). Further, the recipient is responsible for identifying any such individual to DOE for designation as a covered individual, if not already designated by DOE as described above.

The recipient’s submission of a current and pending support disclosure and/or biosketch/resume for a particular person serves as an acknowledgement that DOE designates that person as a covered individual.

DOE may further designate covered individuals during the award period of performance.

2.	Current and Pending Support
i.	All resources made available, or expected to be made available, to an individual in support of the individual’s RD&D efforts, regardless of:

a.	Whether the funding source is foreign or domestic;
b.	Whether the resource is made available through the entity applying for an award or directly to the individual; or
c.	Whether the resource has monetary value; and

ii.

Includes in-kind contributions requiring a commitment of time and directly supporting the individual’s RD&D efforts, such as the provision of office or laboratory space, equipment, supplies, employees, or students. This term has the same meaning as the term Other Support as applied to researchers in National Security Presidential Memorandum – 33 (NSPM-33): For researchers, Other Support includes all resources made available to a researcher in support of and/or related to all of their professional RD&D efforts, including resources provided directly to the individual or through the organization, and regardless of whether or not they have monetary value (e.g., even if the support received is only in-kind, such as office/laboratory space, equipment, supplies, or employees). This includes resource and/or financial support from all foreign and domestic entities, including but not limited to, gifts provided with terms or conditions, financial support for laboratory personnel, and participation of student and visiting researchers supported by other sources of funding.

Version 2.0	11

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

3.	Malign Foreign Talent Recruitment Program as defined in P.L. 117-167, Section 10638 (4)

i.

Any program, position, or activity that includes compensation in the form of cash, in-kind compensation, including research funding, promised future compensation, complimentary foreign travel, things of non de minimis value, honorific titles, career advancement opportunities, or other types of remuneration or consideration directly provided by a foreign country at any level (national, provincial, or local) or their designee, or an entity based in, funded by, or affiliated with a foreign country, whether or not directly sponsored by the foreign country, to the targeted individual, whether directly or indirectly stated in the arrangement, contract, or other documentation at issue, in exchange for the individual—

a.

Engaging in the unauthorized transfer of intellectual property, materials, data products, or other nonpublic information owned by a United States entity or developed with a federal research and development award to the government of a foreign country, or an entity based in, funded by, or affiliated with a foreign country regardless of whether that government or entity provided support for the development of the intellectual property, materials, or data products;

b.	Being required to recruit trainees or researchers to enroll in such program, position, or activity;
c.

Establishing a laboratory or company, accepting a faculty position, or undertaking any other employment or appointment in a foreign country or with an entity based in, funded by, or affiliated with a foreign country if such activities are in violation of the standard terms and conditions of a federal research and development award;

d.	Being unable to terminate the foreign talent recruitment program contract or agreement except in extraordinary circumstances;
e.

Through funding or effort related to the foreign talent recruitment program, being limited in the capacity to carry out a research and development award or required to engage in work that would result in substantial overlap or duplication with a federal research and development award;

f.	Being required to apply for and successfully receive funding from the sponsoring foreign government's funding agencies with the sponsoring foreign organization as the recipient;
g.

Being required to omit acknowledgment of the recipient institution with which the individual is affiliated, or the federal research agency sponsoring the research and development award, contrary to the institutional policies or standard terms and conditions of the federal research and development award;

h.	Being required to not disclose to the federal research agency or employing institution the participation of such individual in such program, position, or activity; or
i.	Having a conflict of interest or conflict of commitment contrary to the standard terms and conditions of the federal research and development award; and

ii.	A program that is sponsored by—

Version 2.0	12

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

a.	A foreign country of concern or an entity based in a foreign country of concern, whether or not directly sponsored by the foreign country of concern.
b.	An academic institution on the list developed under section 1286(c)(8) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (10 U.S.C. 2358 note; Public Law 115–232); or
c.

A foreign talent recruitment program on the list developed under section 1286(c)(9) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (10 U.S.C. 2358 note; Public Law 115–232).

iii.Consistent with applicable law, this term does not prohibit, unless such activities are funded, organized, or managed by an academic institution or a foreign talent recruitment program on the lists developed under paragraphs (8) and (9) of section 1286(c) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (10 U.S.C. 4001 note; Public Law 115–232)—

a.	Making scholarly presentations and publishing written materials regarding scientific information not otherwise controlled under current law;
b.

Participation in international conferences or other international exchanges, research projects or programs that involve open and reciprocal exchange of scientific information, and which are aimed at advancing international scientific understanding and not otherwise controlled under current law;

c.	Advising a foreign student enrolled at an institution of higher education or writing a recommendation for such a student, at such student's request; and
d.	Other international activities determined appropriate by the federal research agency head or designee.

B.	Current and Pending Support

1.	Disclosure Requirements

Prior to award, the recipient was required to provide current and pending support disclosure statements (“CPS Common Form”) and a Biographical Sketch (“Biosketch”) for each covered individual, as defined by the Award Terms and Conditions, at the recipient and subrecipient level, regardless of funding source.

New Covered Individuals:

Before new covered individuals may start work on the project, the recipient must submit CPS Common Forms and Biosketch(es) for new covered individuals and must receive prior approval from DOE/NNSA. R&D covered individuals must comply with the Digital Persistent Identifier (PID) and Research Security Training Requirements Terms and Conditions.

Changes to previously submitted current and pending support disclosures during the period of performance of the award:

The recipient must ensure that the covered individuals are aware that, should circumstances change which impact the responses previously provided on either the CPS Common Form or the Biosketch, the individual must submit an updated CPS Common Form and/or updated Biosketch. The recipient must submit the updated CPS Common Form(s) and

Version 2.0	13

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

updated Biosketch(es) to DOE within thirty (30) calendar days after the end of the quarterly reporting period in which the change occurred. Reporting Timeframe Exception: Adjustments to level of effort on previously reported support that is not foreign country of concern (FCOC)-related may be reported with the next scheduled annual progress report.

Where to Submit New or Updated Forms

See the Federal Assistance Reporting Checklist for this award for instructions on where to submit the CPS Common Form and Biosketch.

How to Submit New or Updated Forms

Generate the CPS Common Form and Biosketch via SciENcv (Science Experts Network Curriculum Vitae). SciENcv will produce a DOE compliant PDF version of the Common Forms.

2.	Required Information

The recipient must ensure DOE has an up-to-date CPS Common Form and Biosketch for each covered individual on the project. Consistent with the instructions in NSPM-33 Implementation Guidance Pre- and Post-award Disclosures Relating to the Biographical Sketch and Current and Pending (Other) Support1 and the DOE Award-Specific Common Form Instructions below, the CPS Common Form and Biosketch Common Form must together include a list of all sponsored activities, awards, and appointments, whether paid or unpaid; provided as a gift with terms or conditions; full-time, part-time, or voluntary; faculty, visiting, adjunct, or honorary; cash or in-kind; foreign or domestic; governmental or private-sector; directly supporting the individual’s research or indirectly supporting the individual by supporting students, research staff, space, equipment, or other research expenses. All connections with malign foreign talent recruitment programs must be identified in current and pending support.

Please note the following:

•

With the exception of “covered individual”, which is defined in IV.A. Research, Technology, and Economic Security Terms, Definitions, all other definitions of terms used in the CPS Common Form and Biosketch are available at: NSPM-33 Definitions.

•

If there is any conflict between NSPM-33 Implementation Guidance Pre- and Post-award Disclosures Relating to the Biographical Sketch and Current and Pending (Other) Support and the DOE Award-Specific Common Form Instructions below, follow the DOE Award-Specific Common Form Instructions.

DOE Award-Specific Common Form Instructions
Part 1: CPS Common Form
Persistent Identifier (PID) of the Covered Individual

The PID field is required for all Awards that encompass R&D activities, or technical assistance to support R&D activities.

For NOFOs and Awards that do not meet the criteria above, the PID field is optional.

[1]	This table supersedes in its entirety, Table 2a and Paragraph 7 of the Disclosure Requirements and Standardization Section of the NSPM-33 Implementation Guidance.

Version 2.0	14

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Reporting Timeframe for Proposals, Projects, and In-Kind Contributions

In addition to current and pending support, disclosure of the past five (5) years of support is required. Past is defined as any projects during the past 5 years, from whatever source irrespective of whether such support is provided through the proposing organization or is provided directly to the individual.

Types of Proposals and Active Projects to Disclose

“Current and pending support” is a term most relevant to research and development (R&D) activities in the academic setting. For individuals employed by for-profit entities and/or individuals who do not conduct R&D, examples of activities to report on the Current and Pending Support form include:

•

Consulting activities that are outside your full-time employment

•

Any “moonlighting”

•

Honoraria & Appointments

Disclosure Instructions for In-Kind Travel

DOE in-kind disclosure requirements for the “Travel supported/paid by an external entity to attend a conference or workshop” line of the table entitled, NSPM-33 Implementation Guidance Pre- and Post-award Disclosures Relating to the Biographical Sketch and Current and Pending (Other) Support differs as follows:

Disclosure is required for:

•

“Travel supported/paid by an external entity to attend a conference or workshop” located in a foreign country of concern (FCOC), and/or

•

“Travel supported/paid by an external entity to attend a conference or workshop” when the supporting/paying external entity is located in an FCOC.

Disclosure is not required for:

•

“Travel supported/paid by an external entity to attend a conference or workshop” that is not located in an FCOC; and/or

•

“Travel supported/paid by an external entity to attend a conference or workshop” when the supporting/paying external entity is not located in an FCOC.

Current and Pending (Other) Support Addendum

All covered individuals who submit a Current and Pending (Other) Support disclosure must also submit the Current and Pending (Other) Support Addendum. The Addendum is available on SciENcv as a link at the bottom of the SciENcv Current and Pending Other Support form.

Part 2: Biosketch

Version 2.0	15

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Appointments and Positions Reporting Timeframe

Identify all domestic and foreign professional appointments and positions, both inside and outside the primary organization. There should be no lapses in time over the past 10 years or since age 18, whichever period is shorter.

Products: Limitation on number provided	List up to 10 products or activities most closely related to the proposed project.

Version 2.0	16

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

V.Financial Terms

A.	Cost Sharing

Cost Sharing Obligations

It is MESC’s position that all projects be required to provide cost share on an invoice basis.

DOE and the recipient’s cost share for the total estimated project costs are listed below.

Table 1

Budget Period	DOE Cost Share		Recipient Cost Share		Total Estimated Costs
	$	%	$	%
1	$17,460,434	40.8%	$25,292,274	59.2%	$42,752,708
2	$33,886,262	40.8%	$49,236,211	59.2%	$83,122,473
3	$31,908,092	42.5%	$43,152,655	57.5%	$75,060,747
4	$14,843,021	42.5%	$20,073,772	57.5%	$34,916,793
5	$1,902,191	42.5%	$2,575,532	57.5%	$4,477,723
Total Project	$100,000,000	41.6%	$140,327,444	58.4%	$240,327,444

The recipient must provide its required “Cost Share” amount as a percentage of the total project costs in each invoice period for the duration of the period of performance.

Specifically, the cumulative cost share percentage provided to date on each invoice received must reflect, at a minimum, the cost sharing percentage specified in the award on a budget period basis. If the Award is terminated or is otherwise not funded to completion, the Recipient is not required to provide the entire “Cost Share” amount stated in Block 12 of the Assistance Agreement to this Award; however, the Recipient must provide its share (i.e., total project percentage) of the total project cost(s) incurred as of the date of the termination or discontinuation.”

B.Unallowable Project Costs

Project costs must comply with 2 CFR 200 Subpart E-Cost Principles and 2 CFR 910 Subpart E-Cost Principles.

The following costs are unallowable:

•	Costs that do not meet the criteria set forth in 2 CFR 200.403;
•	For non-profit entities, institutions of higher education, and state and local governments and Indian tribes: unallowable costs identified in 2 CFR 200 Subpart E-Cost Principles;

Version 2.0	17

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

•	For for-profit entities: unallowable costs identified in 2 CFR 910.352 and 48 CFR 31;
•	Facility Decontamination and/or Decommissioning (D&D) costs;
•	Costs deemed unallowable under specific conditions, see 2 CFR 200.208;
•	Costs for project activities that have not yet been authorized by prior written approval from the Grants Officer (prior approval); and,
•	Other unallowable items specified in the NOFO under which the project was selected, if any.

C.	Unallowable Cost Share Sources

The recipient and subrecipient(s) may not use the following sources to meet cost share obligations:

•	Unallowable cost share sources identified within 2 CFR 910.130(d)(3);
•	Funds that do not meet the criteria set forth in 2 CFR 200.306(b);
•	Funds derived from the DOE loan program;
•	Funds from an entity designated as a contractor per 2 CFR 200.331;
•	De minimis indirect rate charges authorized under 2 CFR 200.414(f) per 2 CFR 200.306(b)(1);
•	Fee or profit, including foregone fee or profit per 2 CFR 200.400(g);
•	Existing data as an in-kind contribution (e.g., data owned by an entity, that is not routinely sold commercially but is instead donated to the project and assigned a value);
•	Proceeds from prospective rebates, credits, or discounts in addition to deferred or avoided costs; and
•	Other items specified in the NOFO under which the project was selected, if any.

D.Payment Procedures – Reimbursement

Version 2.0	18

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Method of Payment	Requesting Reimbursement	Timing of Submittals
Reimbursement through Automated Clearing House (ACH)

Requests for reimbursements must be made electronically through Department of Energy’s Oak Ridge Financial Service Center (ORFSC) VIPERS. To access and use VIPERS, the recipient must enroll at https://vipers.doe.gov. Detailed instructions on how to enroll are provided on the web site.

Submittal of the Standard Form SF-270, “Request for Advance or Reimbursement” or Standard Form SF-271, “Outlay Report and Request for Reimbursement for Construction Programs” Standard Form SF-271, “Outlay Report and Request for Reimbursement for Construction Programs” should coincide with the recipient’s normal billing pattern, but not more frequently than a two week billing period. Requests for reimbursement must be limited to the amount of disbursements made during the billing period for the federal share of direct project costs and the proportionate share of any allowable indirect costs incurred during that billing period.

1.	Payments

The DOE approving official will approve the invoice as soon as practical, but not later than 30 days after the recipient’s request is received, unless the billing is improper. Upon receipt of an invoice payment authorization from the DOE approving official, the ORFSC will disburse payment to the recipient. The recipient may check the status of payments at the VIPERS web site. All payments are made by electronic funds transfer to the bank account specified on the Bank Information Form that the recipient filed with the U.S. Department of Treasury.

2.	Supporting Documents for Agency Approval of Payments

For non-construction awards, the recipient must submit a Standard Form SF-270, “Request for Advance or Reimbursement”, at https://vipers.doe.gov and attach a file containing appropriate supporting documentation.

The following additional items are required:

Invoice Attachment Number	Description
1	Summary cost data, for the billing period and cumulative cost data, showing all categories listed in the SF-424A and identifying federal, non-federal, and total amounts.

Version 2.0	19

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

2

UCC Filing: If a for-profit recipient or subrecipient purchases equipment or contributes the equipment as cost share, reimbursements associated with the equipment are not authorized until 1) the draft UCC financing statement(s) is sent to the Grants Officer and concurrence is provided to file with the state and 2) the UCC financing statement(s) is filed with the State and proof of filing submitted to DOE or otherwise provided for in the relative financial assistance agreement in accordance with 2 CFR 910.360(4).

3

If the award includes Specific Conditions (see 2 CFR 200.208) that prohibit reimbursement for any cost (unauthorized costs or phases), the recipient must attach a statement to the payment request affirming that no invoiced costs are related to the prohibition.

4	Explanation of cost share for the invoicing period, including cost category and rationale if cost share exceeds or is below award requirements.
5	Invoices or summary cost data showing all categories listed in the SF-424A for subrecipients with over $500,000 total project costs.
6	Invoices for Contractors with over $250,000 total project costs.
7	Invoices/receipts for Equipment over $50,000.

3.	Uniform Commercial Code Filings

In accordance with 2 CFR 910.360(b)(4), the Recipient may request reimbursement for progress payments incurred for equipment prior to submission of the UCC financing statement as required below:

(a)

All progress payment reimbursement requests must include the vendor name, vendor location, project risks being mitigated by the progress payments, the progress payment schedule inclusive of any final hold-back amounts required prior to final payment, a copy of the vendor agreement outlining equipment purchase terms, and the source(s) and availability of cash for the purchase.

(b)

Late or missed progress payments to the vendor that do not adhere to the payment schedule must be justified prior to DOE reimbursement and may result in a DOE determination that all Federal funds previously reimbursed toward the purchase of the equipment shall be promptly returned to DOE or credited back to the award.

(c)

If progress payments are made toward an equipment purchase that is terminated or not fully executed, all prior reimbursements for previously incurred progress payments shall be promptly returned to DOE or credited back to the award.

(d)	Final progress payments may only be reimbursed after the Recipient secures title and complies with the UCC filing instructions contained 2 CFR 910.360, the Federal

Version 2.0	20

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Assistance Reporting Checklist, and all applicable laws and regulations.

E.	Indirect Costs

1.	Indirect Cost Allocation:

The recipient has a federally approved provisional Negotiated Indirect Cost Rate Agreement (NICRA) with a current effective period identified for billing and estimation purposes and it applies uniformly across all federal awards. These costs shall be reconciled or trued up (actual incurred costs) on an annual basis with the recipient’s cognizant agency. An updated rate proposal or NICRA is required if the recipient requests to bill the DOE higher billing rates than those listed in the current NICRA.

2.	Fringe Cost Allocation:

The budget for this award does not include an allocation of segregated fringe billing rates. Fringe benefit costs have been found reasonable as incorporated in the recipient’s burdened labor rate or under an allocated indirect cost billing rate. Therefore, fringe benefit costs shall not be charged as a separate rate allocation to this award. DOE will not reimburse fringe benefit costs as a separate budget item. Fringe benefit costs for this award cannot be allocated as a separate rate allocation to any other federally-sponsored project.

3.	Subrecipient Indirect Costs (If Applicable):

The recipient must ensure its subrecipient’s indirect costs are appropriately managed, have been found to be allowable, and comply with the requirements of this award and 2 CFR Part 200 as adopted and supplemented by 2 CFR Part 910.

4.	Indirect Cost Stipulations:
a.	Modification to Indirect Cost Billing Rates

DOE will not modify this award solely to provide additional funds to cover increases in the recipient’s indirect cost billing rate(s). Adjustments to the indirect cost billing rates must be approved by the recipient’s Cognizant Agency or Cognizant Federal Agency Official.

The recipient must provide a copy of an updated NICRA or indirect rate proposal to the DOE Specialist to increase indirect cost billing rates. If the Grants Officer provides prior written approval, the recipient may incur an increase in the indirect cost billing rates under a modification already being implemented. Reimbursement will be limited by the budgeted dollar amount for indirect costs for each budget period as shown in the budget attached to this award.

b.	Annual Cost Reconciliation

In accordance with the applicable Appendices under 2 CFR 200 , or 48 CFR 42.7, governing for-profit organizations, the indirect cost billing rates shall be reconciled or trued up (actual incurred costs) on an annual basis via the annual incurred cost proposal within six months after the recipient’s fiscal year end.

c.	Adjustments to Indirect Cost Billing Rates

Following an official audit or adequacy review of the incurred cost proposal, one of

Version 2.0	21

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

the following shall apply:

i.

If the recipient’s actual and final annual indirect cost billing rate(s) reflect that the recipient invoiced at higher billing rates than actually incurred, the recipient must refund the Government the over-recovered amounts.

ii.

If the recipient’s actual and final annual indirect cost billing rate(s) reflect that the recipient invoiced at lower billing rates than actually incurred, the recipient may not be reimbursed for increases in its indirect cost rate, which resulted in an under-recovery. Increased indirect cost billing rates cannot be retroactively applied to the DOE award.

d.	Cost Sharing Indirect Costs

Indirect costs may be used as cost share only with prior approval from the Grants Officer.

e.	Award Closeout

The closeout of the DOE award does not affect (1) the right of the DOE to disallow costs and recover funds on the basis of a later audit or other review; (2) the requirement for the recipient to return any funds due as a result of later refunds, corrections or other transactions including final indirect cost billing rate adjustments; and (3) the ability of the DOE to make financial adjustments to a previously closed award resolving indirect cost payments and making final payments.

VI.Equipment & Real Property Terms

A.	Continued Use of Real Property and Equipment

In accordance with 2 CFR 200.311(b), 2 CFR 200.313(c)(1), and 2 CFR 910.360(b)(1), the recipient may continue to use real property and equipment for authorized purposes beyond the award period with prior approval of the Grants Officer. The prior approval request must include:

•	Authorized purpose for continued use of the property.
•	Proposed use period (e.g., perpetuity, until fully depreciated, or a calendar date where the recipient expects to submit disposition instructions).
•	A list of the property to be used.
•	Current fair market value of the property.
•	Estimated Useful Life or depreciation schedule for equipment.
•	Acknowledgement that the recipient will continue to comply with 2 CFR 200.311, 2 CFR 200.313, and 2 CFR 200.316, and 2 CFR 910.360 and report on the status of the equipment at least annually.

Continued use of real property and equipment must not be requested until the end of the award period and is not authorized absent Grants Officer authorization.

When the property is no longer needed for authorized project purposes, the recipient must request disposition instructions from DOE. For-profit entity disposition requirements are set

Version 2.0	22

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

forth at 2 CFR 910.360. Property disposition requirements for other entities are set forth in 2 CFR 200.310 – 200.316.

VII.Award Specific Terms

A.	Use of Program Income

Program income does not include rebates, credits, discounts, and interest earned on any of them. Program income does not include tax credits, including elective pay or transferable tax credits or Environmental Attribute Credits.

Consistent with 2 CFR § 200.307, if the recipient earns program income during the period of performance as a result of this award, the program income may be added to the total allowable costs, increasing the overall total amount of the federal award (see 2 CFR 200.307 (b)(2)), or the recipient may use the program income to meet its cost sharing requirement (see 2 CFR 200.307 (b)(3)). The Recipient must notify DOE at least 30 days prior to the anticipated date of initial generation of program on income whether the Recipient is choosing the addition or cost sharing method.

For purposes of 2 CFR § 200.307(d), “costs incidental to the generation of program income” may include, but are not limited to, operating and maintenance costs, debt service, required reserves and other payments or reserves required by third-party lenders, provided these costs have not been charged to the Federal Award.

B.	Subrecipient, Contractor, and Equipment Cost Approvals
5.	At Risk Notice

The recipient must obtain written approval by the Grants Officer for reimbursement of costs associated with subrecipients/contractor/equipment listed in paragraph B. below.

The recipient is restricted from expending project funds (i.e., federal share and recipient share) on the subrecipients’ and/or contractors’ supporting the tasks and/or equipment identified in paragraph B. below unless and until the Grants Officer provides written approval. At its discretion, DOE may not reimburse costs incurred prior to the date of any such written approval by the Grants Officer.

6.	Grants Officer Approvals

Grants Officer approval as set out above is required for the following:

Subrecipient/Contractor /Equipment	Total Amount ($) Restricted
TBD Contractor	$3,106,029

Version 2.0	23

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

The Grants Officer may require additional information concerning these tasks prior to providing written approval.

Upon written approval by the Grants Officer, the recipient may then receive payment for the tasks identified in the above table for allowable costs incurred, or DOE will recognize costs incurred toward cost share requirements, if any, in accordance with the payment provisions contained in the Special Terms and Conditions of this agreement.

C.	Foreign Entity Participation as a Recipient, Subrecipient, or Contractor

The recipient and all subrecipients and contractors must be domestic entities (see domestic entity definition in the NOFO under which the project was selected).

Absent an approved waiver, participation by a non-domestic entity is unallowable until such time as the Grants Officer provides prior approval. See Prior Approval Term in the Special Terms and Conditions.

The prior approval request must include submission of a waiver to this requirement. The waiver must demonstrate to the satisfaction of DOE that the foreign entity’s participation would further the purposes of the NOFO, is in the economic and energy security interests of the United States, does not pose an undue RTES risk (see RTES Due Diligence Reviews and Monitoring term in the Standard Terms and Conditions), and is otherwise in the best interest of the DOE program goals and agency priorities. The requirements for submission of the waiver are included within the NOFO under which the project was selected. DOE may require additional information in considering a waiver request.

DOE’s decision regarding a waiver request is not appealable.

D.	Foreign Travel

If foreign travel is permitted in the NOFO under which the project was selected, the recipient is required to obtain the prior written approval of the Grants Officer for any foreign travel costs.

In addition to requesting prior approval, the recipient is required to submit a foreign work waiver for the following subset of foreign travel types:

•

For travel to any country, the recipient is required to submit a foreign work waiver for foreign travel conducted in connection with the scope of the award where the purpose of the travel is a not a conference, scholarly workshop, or symposium.

•

If the purpose of the travel is a conference, scholarly workshop, or symposium, the recipient is only required to submit a foreign work waiver if the travel is to a foreign country of concern. (See Standard Terms, Transparency of Foreign Connections for the definition of foreign country of concern.)

Version 2.0	24

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

See Performance of Work in the United States (Foreign Work Waiver) in the Standard Terms and Conditions for details.

All international travel must comply with the International Air Transportation Fair Competitive Practices Act of 1974 (49 USC 40118), commonly referred to as the “Fly America Act,” and implementing regulations at 41 CFR 301-10.131 through 41 CFR 301-10.143. The law and regulations require air transport of people or property to, from, between, or within a country other than the United States, the cost of which is supported under this award, to be performed by or under a cost-sharing arrangement with a U.S. flag carrier, if service is available.

Current “Open Skies Agreements” that are in effect can be found here: Fly America Act | GSA.

It is the recipient’s responsibility for making determinations and documenting the decision as to whether an exemption to this requirement applies.

Exceptions vary depending on the direction of travel and are outlined in 41 CFR 301-10.136 and 41 CFR 301-10.137.

VIII.Program Specific Terms

A.	Funding of Budget Periods

DOE has obligated funding as shown in Block 13 of the Assistance Agreement for completion of the Project. However, only the federal share of costs associated with the current Period of Performance is available for work performed by the recipient. The federal share of costs is shown on Attachment 3. The current Period of Performance is shown in Block 7 of the Assistance Agreement.

The remainder of funding is contingent upon the following:

1.	Availability of federal funds appropriated by Congress for the purpose of this program;
2.	The availability of future-year budget authority;
3.	Substantial progress towards meeting the objectives of the recipient’s approved application;
4.	Recipient’s technical progress compared to the Milestone Summary Table stated in Attachment 1 to this award;
5.	Recipient’s submittal of required reports;
6.	Recipient’s compliance with the terms and conditions of the award;
7.

The recipient’s submission of a continuation application, including delivery of the documents set forth in Section 1 Table 1 and the factors described in Section 2 items 1-11 of the term “Continuation Application and Funding”;

8.	DOE’s assessment of potential research, technology, and economic security (RTES) risks;
9.	Written approval of the continuation application by the Grants Officer; and

Version 2.0	25

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

10.	DOE’s Go/No-Go decision.

In the event that the recipient does not submit a continuation application for subsequent Budget Periods, or DOE disapproves a continuation application for subsequent Budget Periods, the maximum DOE liability to the recipient is the funds that are available for the current approved Budget Period(s). In such event, DOE reserves the right to deobligate any remaining federal funds.

B.	Continuation Application and Funding
1.	Continuation Application

A continuation application is a non-competitive application for an additional budget period within a previously approved period of performance. At least 90 calendar days before the end of each budget period, the recipient must submit its continuation application to the DOE as required in Attachment 2, Federal Assistance Reporting Checklist, with written notification to the Technology Manager/Federal Project Manager and the DOE Award Administrator that it has been submitted. The continuation application includes the following information:

Table 1

Deliverables	Description
Progress Report

Report on the Recipient’s progress towards meeting the project objectives, schedule, tasks, milestones, and Go/No Go decision points set forth in the Statement of Project Objectives (SOPO), including any significant findings, conclusions, or developments.

Unobligated Balances Report (UBR)

Updated estimate of any unobligated balances remaining at the end of the budget period. If the remaining unobligated balance is estimated to exceed 20 percent of the funds available for the budget period, explain why the excess funds have not been obligated and provide a proposal for how the funds will be used in the next budget period.

Updated Budget (if applicable)	A proposal to update the budget along with a detailed rationale for the proposed budget changes.
Updated SOPO (if applicable)	A proposal to update the SOPO along with a detailed rationale for the proposed changes.
Project Management Plan (PMP)

Updated to reflect status, progress, or changes to PMP elements such as work breakdown structure elements, schedule, spend plans, earned value metrics, technical milestones, risks, and planning documents. Per the FARC, the PMP must include the following:

Version 2.0	26

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Deliverables	Description

•

Financing Plan - The plan must identify an achievable path to project financing at an acceptable risk level and that there is sufficient cost share to continue.

•

Commercial / Economic Viability Analysis - The plan must identify an achievable path to commercial viability at an acceptable risk level when considering the financial model and market analysis.

•

Site Plan (if applicable) - The plan must identify the rationale for current site selection, demonstrate the strength of current site commitments, or the schedule to selection the site and gain appropriate commitments.

•

Engineering and Construction Plan (if applicable) - The plan must identify sound processes, standards, and criteria for transition of the facility from concept to occupation and acceptance.

Material Supply Plan (MSP)

Report on the Recipient’s progress toward meeting the objectives and milestones in the MSP. If needed, MSP is updated to reflect the latest supply needs to meet current and/or projected demand, supplier sources, and quantities from each. Risks associated with significant supply sources must be identified along with mitigation plans. TPO coordination required to determine the appropriate location for the submission.

Offtake Partner Plan (OPP)

Report on the Recipient’s progress toward meeting the objectives and milestones in the OPP. If needed, OPP is updated to reflect contractual customer commitments/offtake agreements and delivery deadlines for products to be produced resulting from the award.

Technology Protection Plan (TPP)

Report on the Recipient’s progress toward meeting the objectives and milestones in the TPP. If needed, TPP is updated to reflect the latest policies and procedures for identifying, accessing, handling, controlling and releasing the identified information under this award.

2.	Continuation Funding

DOE will conduct a review of the Recipient’s continuation application and performance under the Award to date at the end of each budget period to inform its decision on whether to fund the Award in the next budget period. Continuation funding is contingent on (1) the availability of funds appropriated by Congress for the purpose of this program; (2) the availability of future-year budget authority; (3) Recipient’s achievement of the milestone and “go/no-go” criteria stated in the SOPO; (4) the commercial viability of the project, (5) risk of project continuation due to financing and ability to meet cost share requirements: (6) Risk of project site selection; (7) Risk of project continuation due to construction planning: (8) Recipient’s submittal of required reports; (9) Recipient’s compliance with the terms and conditions of the Award; (10) the

Version 2.0	27

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Recipient’s submission of a continuation application; and (11) written approval of the continuation application by the DOE Contracting Officer. Select elements of the Continuation funding evaluation are detailed below for clarity:

•	(4) Market / Commercial: Reasonable likelihood the project will be commercially viable. Demonstrated by the business plan, market assessment, financial model, and off-take agreements.
•

(5) Financial: Reasonable likelihood that the Recipient has sufficient liquidity to fund the project through construction (total project cost and contingency) and operate the project. Demonstrated by Cost Share commitments, financial model, and detailed cost estimate.

•

(7) Construction: Reasonable likelihood that the plant can be constructed, and the technology will be competitive in the marketplace for the foreseeable future. Demonstrated by the design, siting, and techno-economic analysis.

As a result of this review, DOE, may choose to: (1) fund the Award in the next budget period; (2) fund the Award in the next budget period with additional conditions or requirements; or (3) not fund future budget periods of the Award. DOE will communicate its continuation decision in writing. If DOE chooses to fund the next budget period, it will update the Award to reflect the revised funding level, budget period, milestones and go/no-go’s, deliverables, and any other changes.

IX.Infrastructure, Investment, and Jobs Act (IIJA) Terms

A.	Reporting, Tracking, and Segregation of Incurred Costs

Infrastructure, Investment, and Jobs Act (IIJA) funds can be used in conjunction with other funding, as necessary to complete projects, but tracking and reporting must be separate to meet the reporting requirements of the IIJA and related Office of Management and Budget (OMB) Guidance. If applicable, the recipient must keep separate records for IIJA funds and must ensure those records comply with the requirements of the IIJA.

B.	Davis-Bacon Act Requirements

If the award is funded under Division D of the Infrastructure, Investment, and Jobs Act (IIJA) per the Notice of Funding Opportunity Statutory Authority, all laborers and mechanics employed by the recipient, subrecipients, contractors or subcontractors in the performance of construction, alteration, or repair work in excess of $2,000 on an award funded directly by or assisted in whole or in part by funds made available under this award shall be paid wages at rates not less than those prevailing on similar projects in the locality, as determined by the Secretary of Labor in accordance with Subchapter IV of Chapter 31 of Title 40, United States Code commonly referred to as the “Davis-Bacon Act” (DBA).

Version 2.0	28

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Recipients shall provide written assurance acknowledging the DBA requirements for the award or project and confirming that all of the laborers and mechanics performing construction, alteration, or repair work in excess of $2,000 on projects funded directly by or assisted in whole or in part by and through funding under the award are paid or will be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by Subchapter IV of Chapter 31 of Title 40, United States Code (Davis-Bacon Act).

The recipient must comply with all Davis-Bacon Act requirements, including but not limited to:

1.	Ensuring prior approval of Wage Determinations used for and attached to the award by the Grants Officer.
2.	Ensuring that the wage determination(s) and appropriate Davis-Bacon clauses and requirements are flowed down to and incorporated into any applicable subrecipient or contract awards.
3.	Being responsible for compliance by any subrecipient or contractor with the Davis-Bacon labor standards.
4.	Receiving and reviewing certified weekly payrolls submitted by all subrecipients or contractors for accuracy and to identify potential compliance issues.
5.

Maintaining original certified weekly payrolls for 3 years after the completion of the project and must make those payrolls available to the DOE or the Department of Labor upon request, as required by 29 CFR 5.6(a)(2).

6.

Conducting payroll and job-site reviews for construction work, including interviews with employees, with such frequency as may be necessary to assure compliance by its subrecipients and contractors and as requested or directed by the DOE.

7.

Cooperating with any authorized representative of the Department of Labor in their inspection of records, interviews with employees, and other actions undertaken as part of a Department of Labor investigation.

8.	Posting in a prominent and accessible place the wage determination(s) and Department of Labor Publication: WH-1321, Notice to Employees Working on Federal or Federally Assisted Construction Projects.
9.

Notifying the Grants Officer of all labor standards issues, including all complaints regarding incorrect payment of prevailing wages and/or fringe benefits, received from recipient, subrecipient, contractor, or subcontractor employees; significant labor standards violations, as defined in 29 CFR 5.7; disputes concerning labor standards pursuant to 29 CFR part 4, 29 CFR part 6, 29 CFR part 7, and 29 CFR part 8 and as defined in FAR 52.222-14; disputed labor standards determinations; Department of Labor investigations; or legal or judicial proceedings related to the labor standards under this award, subrecipient award, contract or subcontract.

10.

Preparing and submitting to the Grants Officer, the Office of Management and Budget Control Number 1910-5165, Davis Bacon Semi-Annual Labor Compliance Report, by April 21 and October 21 of each year, in accordance with the reporting instructions in the Federal Assistance Reporting Checklist attached to the award.

Version 2.0	29

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

The recipient must undergo Davis-Bacon Act compliance training and must maintain competency in Davis-Bacon Act compliance. The Grants Officer will notify the recipient of any DOE sponsored Davis-Bacon Act compliance trainings. The Department of Labor offers free Prevailing Wage Seminars several times a year that meet this requirement.

The recipient must ensure the timely submission of weekly certified payrolls as part of its compliance with the Davis-Bacon Act.

The Department of Energy has contracted with LCPtracker, a third-party DBA electronic payroll compliance software application, and the use of LCPtracker is mandatory absent a waiver. A waiver for the use of LCPtracker may be granted to a particular recipient if they are unable or limited in their ability to use or access the software.

Davis-Bacon Act Electronic Certified Payroll Submission Waiver

A waiver must be granted before the start of work subject to Davis-Bacon Act requirements (e.g., construction, alteration, or repair work). The recipient does not have the right to appeal DOE’s decision concerning a waiver request.

For additional guidance on how to comply with the Davis-Bacon provisions and clauses, see Davis-Bacon and Related Acts and Protections for Workers in Construction under the Infrastructure Investment and Jobs Act.

X.Program Specific Plans

B.	Cybersecurity Plan

DOE’s Office of Cybersecurity, Energy Security, and Emergency Response (CESER) will assist in coordinating cybersecurity project plans for projects determined to have cyber risk as determined by DOE’s Research Technology and Economic Security Office. CESER may coordinate with DOE National Laboratory Subject Matter Experts (SMEs) to provide plan review and acceptance and other project lifecycle support activities that maintain or improve the project cybersecurity over its lifecycle.

The Recipient is responsible for maintaining and improving project cybersecurity throughout the project period, including responding to DOE feedback on the plans and the associated milestones, deliverables, and attending associated cybersecurity plan lifecycle support meeting dates with CESER and DOE SMEs.

Any DOE and/or National Laboratory review comments or feedback provided to Recipients does not constitute an endorsement or approval of any specific elements within the cybersecurity plan or the proposed security approach. Therefore, such feedback should not be referenced or used in marketing or promotional materials.

Version 2.0	30

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

All cybersecurity plans must be marked as “Confidential Business Information” and are exempt from disclosure under the Freedom of Information Act (5 U.S.C. § 552).

C.	Construction Workforce Continuity Plan

A Construction Workforce Continuity Plan template is provided for administrative convenience. If the template is not used, the recipient must ensure that all the information requested in the template is provided. A report on the recipient’s progress toward meeting the objectives and milestones set forth in the Construction Workforce Continuity Plan must be included in the continuation application or as otherwise directed by the Grants Officer.

If at any time it becomes apparent that the recipient is non-compliant with their Construction Workforce Continuity Plan, additional reporting may be required.

D.	Operations Workforce Continuity Plan

An Operations Workforce Continuity Plan template is provided for administrative convenience. If the template is not used, the recipient must ensure that all the information requested in the template is provided. A report on the recipient’s progress toward meeting the objectives and milestones set forth in the Operations Workforce Continuity Plan must be included in the continuation application or as otherwise directed by the Grants Officer.

If at any time it becomes apparent that the recipient is non-compliant with their Operations Workforce Continuity Plan, additional reporting may be required.

E.	Offtake Partner Plan

The Recipient must submit an Offtake Partner Plan to DOE within 180 days of the award Period of Performance start date, listed in Block 7 of the Assistance Agreement.

The Offtake Partner Plan must include the following:

(a)	The proposed offtake partners, the intended use of the offtake, and a proposed level of commitment from the Recipient and the offtake partner(s) for domestic offtake use;

(b)	Recipient’s strategy and approach for material offtake;

(c)	In support of the purposes of section 40207 of the Infrastructure, Investment, and Jobs Act, preference should be given to non-FEOC (foreign entity of concern) offtake partners;

(d)	How the Recipient will incorporate U.S. economic security considerations in its strategy and approach for material offtake;

(e)	Milestones to measure progress and success of the Offtake Partner Plan.

Version 2.0	31

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

The Recipient must meet the stated objectives and milestones set forth in its Offtake Partner Plan. DOE will evaluate the Recipient’s progress during the award period of performance, including as part of the Go/No-Go review process. A report on the Recipient’s progress towards meeting the objectives and milestones set forth in the Offtake Partner Plan must be included in any continuation application. The Recipient must provide DOE advance written notice of proposed changes to its offtake partners. The Offtake Partner Plan and any revisions to the plan and all related deliverables must be emailed securely to the point of contact designated by DOE.

F.	Supply Assurance

The Recipient shall provide written notification within fifteen (15) business days to the DOE Contracting Officer during the award period of performance of any project event(s) that may result in a:

1.	change to the Offtake Supply at the Project manufacturing facility that significantly deviates from (greater than a 10% reduction) the Offtake Supply proposed in the application.

2.change to the location of the Project manufacturing facility.

3.change to the approved Material Supply Plan.

4.change to the approved Offtake Partner Plan.

For purposes of this term, “Offtake Supply” shall mean amount of material generated by Recipient’s activities under the Project; specifically, material that is available for sale under the Offtake Agreement(s).

G.	Access Restrictions

A.	Definitions
a.

Recipient means any party performing work under this award or receiving access to any Data or Intellectual Property developed under this award regardless of funding or the establishment of a formal agreement.

b.	Data, as used in this clause, means the definition of Data from the Rights in Data section of the prime award.

c.

Non-Public Data means Data that has not been publicly distributed to others without restriction on further dissemination. Specifically excluded from this definition is data shared at a conference, public talk or other public forum if the data shared is shared without restriction on further dissemination.

d.	Intellectual Property means any and all subject inventions, copyrights, and trademarks developed by a Recipient.

B.

Access and Transfer Prohibition. Recipient agrees not to provide access to any Non-Public Data or to license, assign or otherwise transfer any rights in Intellectual Property generated under this award, at any tier, to entities with foreign ownership or control by a government or

Version 2.0	32

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

entity subject to the jurisdiction of a Country of Risk (as defined in section 18912 of title 42 , currently Iran, North Korea, Russia, China, and Belarus and subject to change by DOE), without the DOE Contracting Officer’s prior written approval. Any failure to comply with this provision will be a breach of this award and subject to available remedies for noncompliance.

a.

Immediate Access Termination. Any access or transfer of rights in violation of this term shall be immediately null and void. In the event of any rights holder's bankruptcy, insolvency, or other material financial distress that, in the sole judgment of DOE, creates an unmanageable risk of unauthorized transfer or disclosure of Intellectual Property and/or Non-Public Data to a country of risk, all rights granted or access provided shall terminate immediately, and the Recipient shall take all necessary steps to secure and prevent further dissemination of such Intellectual Property and/or Non-Public Data.

b.

The Recipient shall ensure that this term applies equally to all subrecipients, contractors, and any other entities performing work under this Agreement, and any successors, assigns, and affiliates, at any tier.

c.	The Recipient shall provide on an annual basis, or upon request of the DOE Contracting Officer (CO), with a certificate of compliance with this term to the CO or designee.

C.	Project Information Restrictions

a.

The Recipient shall not disclose any information that is not publicly available (including technical data, subject inventions, or any other information that is not publicly available or required to be made public under applicable law or regulation) developed under the DOE-funded project with any individual or entity that is not part of the designated project team or authorized by the Recipient for legitimate research, academic, or governmental purposes consistent with the award's objectives and applicable law. This restriction does not apply to the sharing of information through standard and legitimate academic practices such as publication in peer-reviewed journals, presentations at scientific conferences, or educational activities, provided such information sharing complies with all other terms and conditions of this award, including but not limited to those related to intellectual property, foreign access, and security.

b.	This term must be flowed down to the subrecipients.

The Recipient shall provide on an annual basis and upon request of the DOE Contracting Officer (CO), a certificate of compliance with this term to the CO or designee.

Version 2.0	33

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

G. Threat Briefing

The Recipient and DOE shall meet, at a mutually agreeable time, no later than six (6) months after the effective date of this award, to discuss, at an unclassified level, the current threat environment related to economic espionage, intellectual property theft, insider threats, and other relevant topics. DOE, in its sole discretion, may invite other U.S. Government representatives, to participate in these briefings and discussions. The parties may also meet additionally during the period of performance, at DOE’s discretion, to continue these briefings and discussions.

H.	Technology Protection Plan

The Recipient must submit a Technology Protection Plan within 60 days of award setting out the Recipient’s policies and procedures for identifying, accessing, handling, controlling, and releasing the following under this Award: (1) Recipient’s proprietary information, including non-public technical information, trade secrets and other confidential business information, including but not limited to information, know-how, methods or processes that give the Recipient a competitive advantage in the marketplace; (2) information that is subject to U.S. export control laws or regulations; (3) information that has been designated as classified or controlled unclassified information (CUI) by DOE; (4) any other information designated by DOE as sensitive throughout the period of performance. The Recipient must meet the stated objectives set forth in its Technology Protection Plan. The Recipient must notify the Department of any revisions to the Technology Protection Plan or the proposed security approach. A report on the Recipient’s progress toward meeting the objectives and milestones set forth in the Technology Protection Plan must be included in any continuation application. The Technology Protection Plan and any revisions to the plan and all related deliverables must be emailed securely to the point of contact designated by DOE.

Any DOE and/or National Laboratory review comments or feedback provided to the Recipient does not constitute an endorsement or approval of any specific elements within the Technology Protection Plan or the proposed security approach. Therefore, such feedback should not be referenced or used in marketing or promotional materials.

I.	Material Supply Plan

The Recipient must submit a Material Supply Plan to DOE within 60 days of award setting out the Recipient’s strategy and approach for materials and equipment supply, including a new supply chain without reliance on foreign entities of concern (FEOC). The Material Supply Plan is subject to DOE’s review and approval. The Material Supply Plan must include the following:

(a)	The proposed material and equipment suppliers, their owners and equity percentages, supplier and owner locations of incorporation and principal place of business, and whether the supplier is a FEOC;
(b)

The specific steps the Recipient will take to encourage suppliers in Europe, North America, and countries with which the United States has a free trade agreement – the latter as defined in 89 FR 37706 (the IRS 30D regulations published May 6, 2024);

Version 2.0	34

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

(c)	How the Recipient will incorporate U.S. economic security considerations in its strategy and approach for material suppliers;
(d)	Specific steps the Recipient will take to give preference to non-FEOC material and equipment suppliers;
(e)	Milestones to measure progress and success of the Material Supply Plan.

Include all material suppliers, and only suppliers of equipment from a foreign country of concern that: 1) connects to the internet or other remote communication system; 2) can be physically or remotely accessed by an entity or individual based in a foreign country of concern; or 3) contains a source code written in a foreign country of concern.

The Recipient must meet the stated objectives set forth in its Material Supply Plan. The Recipient must provide DOE advance written notice of proposed changes to its material and equipment suppliers and of any revisions to the Material Supply Plan, including relevant economic, competitiveness, or foreign policy rationales for the proposed change. A report on the Recipient’s progress towards meeting the objectives and milestones set forth in the Material Supply Plan must be included in any continuation application. The Material Supply Plan and any revisions to the plan and all related deliverables must be emailed securely to the point of contact designated by DOE.

J.	Research Technology and Economic Security Officer

A.

Within thirty (30) calendar days following the award date, the Recipient shall nominate in writing to DOE an employee of the Recipient as a Security Officer (the “Security Officer”) who will be responsible for ensuring the Recipient’s compliance with the terms and conditions related to research, technology and economic security (RTES) and national security.[2] The appointment of the Security Officer shall be subject to prior written consent by DOE. If DOE does not object within twenty (20) calendar days following receipt of a proposed nomination and of the information pursuant to paragraph D, to ensure that the nominee can effectively perform the functions of the position, the lack of action shall constitute a non-objection. If DOE objects to a nominated Security Officer, the Recipient shall nominate an alternate nominee within ten (10) calendar days of its receipt of any such objection, subject to the same consent and objection procedures as the initial nomination. The Recipient shall appoint the nominated Security Officer within three (3) days following consent or non-objection by DOE.

B.	The Recipient shall notify DOE of any of following changes to the appointed Security Officer:

[2]

Terms and Conditions related to research, technology and economic security (RTES) includes all terms in Section IV of the Standard Terms and Conditions, all terms in Section IV of the Special Terms and Conditions, and the following terms: Cybersecurity Plan, Technology Protection Plan, Material Supply Plan, Threat Briefing, Access Restrictions, Research Technology and Economic Security Officer, Offtake Partner Plan, and Third-Party Monitor. Terms and Conditions related to national security include all terms that reference supply, offtake, access, monitoring, mitigation, foreign country of concern, or national security.

Version 2.0	35

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

a.

At least fifteen (15) calendar days before the proposed removal or replacement of the Security Officer unless removed for cause, and such a removal shall only be proposed in conjunction with the nomination of a new candidate for the position, to prevent a vacancy from taking place, subject to the same approval and objection procedures as the initial nomination. For the avoidance of doubt, removal for cause must be based on gross negligence, reckless disregard, violation of applicable law, violation of company policy, or failure of the individual to perform his or her job duties. If the Recipient removes the Security Officer for cause, the cause may not relate to the Security Officer’s attempts to comply with or ensure the Recipient’s compliance with this Award.

b.	Within forty-eight (48) hours upon learning of (1) an actual or planned resignation of the Security Officer, (2) the incapacitation of the Security Officer, or (3) the death of the Security Officer.

C.

The Security Officer shall be a U.S. Citizen with the appropriate senior-level authority and necessary skills and resources across the Recipient’s corporate structure to fulfill the responsibilities of his or her position and to ensure compliance with the RTES requirements of this Award. The Recipient shall provide DOE with a written nomination for each Security Officer. The Recipient shall provide a curriculum vitae or similar professional synopsis of each nominee, as well as the following information of the nominee:

1.	Full name (first, middle, last name);

2.	Contact Information;

3.	Education: Include all academic institutions attended, major/area, degree;

4.	Training;

5.	Professional Experience: Beginning with the current position, list professional/academic positions in chronological order with a brief description; and

6.

All current academic, professional, or institutional appointments, foreign or domestic, at the applicant institution or elsewhere, whether or not remuneration is received, and, whether full-time, part-time, or voluntary.

The curriculum vitae or similar professional synopsis should have no lapses in time over the past ten years or since age 18, whichever time period is shorter.

D.	The Recipient shall ensure that the Security Officer:

1.	is a non-dual U.S. citizen who is eligible to hold a security clearance at least at the Secret level, and physically resides in the United States;

2.	has the appropriate senior-level authority and necessary skills and resources across the Recipient’s corporate structure to fulfill the responsibilities of his or her position

Version 2.0	36

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

and to ensure compliance with the RTES and national security requirements of this Award;

3.	has physical and logical access to the records, information, networks, and resources necessary to ensure, monitor, document, and report on compliance with the RTES requirements of this Award;

4.

provides written responses to inquiries from DOE within five (5) days after receiving any inquiry and is available upon reasonable notice for discussions with DOE on matters relating to the enforcement of and compliance with the RTES requirements of this Award or any other RTES matter with respect to this Award;

5.

reports any actual or suspected violation of the RTES requirements of this Award to DOE as soon as practicable, but in any event within three (3) calendar days of learning of the actual or suspected violation;

6.	continuously monitors the Recipient’s compliance with the RTES requirements of this Award and ensures the Recipient’s day-to-day compliance with the RTES requirements of this Award;

7.	serves as primary point of contact for DOE regarding the Recipient’s compliance with the RTES requirements of this Award;

8.	serves as liaison between the Recipient and third-party monitor put in place to assess the Recipient’s compliance with the RTES requirements of this Award;

9.	instructs all personnel of the Recipient as to the RTES requirements of this Award, and provides training as necessary to ensure compliance;

10.	takes all reasonable steps to rectify promptly any actual or potential violation immediately upon learning of such actual or potential violation;

11.	develops, maintains, and provides oversight of any RTES requirements of this Award;

12.	ensures that compliance and other periodic reports related to RTES requirements are submitted to the DOE as required by this Award; and

13.	maintains control over information concerning matters relating to the enforcement of and compliance with the RTES requirements of this Award.

K.	Third Party Monitor

A.

Based on DOE’s risk assessment, DOE may require a Third-Party Monitor at any point during the Award to assess the Recipient’s compliance with the research, technology and economic security (RTES) and national security requirements of this Award, but not more

Version 2.0	37

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

than once every year.3 The engagement of the Third-Party Monitor and the scope and terms of the monitoring (the “Monitoring Plan”) shall be subject to the prior non-objection of DOE. If DOE notifies the Recipient that monitoring is required based on DOE’s assessment, the Recipient shall have 45 days to propose a Third-Party Monitor and Monitoring Plan for DOE’s non-objection. Upon receipt of the proposed Monitoring Plan, DOE has 30 days to provide written objection. If DOE does not respond within the 30 days, DOE’s lack of action shall constitute a non-objection. If DOE objects to the proposed Third-Party Monitor, the Recipient shall propose an alternative candidate within 15 days, subject to the same non-objection procedure as the initial proposal. If DOE objects to the Monitoring Plan, the Recipient shall address the objections and submit a revised Monitoring Plan within 15 days, subject to the same non-objection procedure as the initial proposal. The Recipient shall engage the Third-Party Monitor within 10 days after receiving DOE’s non-objection, and shall ensure that the monitoring is completed, in accordance with the Monitoring Plan, within 90 days thereafter.

B.	If DOE determines Third-Party Monitoring is warranted, DOE and the Recipient shall negotiate a Budget modification.

C.

The Recipient shall require the Third-Party Monitor to produce a written final Monitoring Report, which shall be provided to the Security Officer and DOE upon completion. The DOE may request supplemental reports if a final Monitoring Report is not consistent with the DOE’s expectations as it relates to the details of the analysis and conclusions presented. The Recipient shall ensure that the Third-Party Monitor promptly delivers all reports and related information generated or gathered during its review to DOE. DOE shall have the right to meet and confer with the Third-Party Monitor independently of the Recipient. The Recipient shall comply with any mitigations DOE requires as a result of the monitoring.

D.	The Recipient shall ensure that the Third-Party Monitor:

1.	is a U.S. business and uses only U.S. citizens to monitor compliance with this Award;
2.

has qualifications appropriate for monitoring compliance with this Award, including, at a minimum, demonstrated experience in physical security, logical access security, and battery technology in the automobile, defense, and aerospace industries with the ability to access and deploy resources as necessary to discharge the duties described herein;

3.

has demonstrated experience with supply chain risk management and demonstrated expertise in identifying foreign ownership, control, or influence risks and compliance with regulations pertaining to foreign countries of concern;

4.	has no current or prior contractual, financial, or fiduciary relationship with either the Recipient, Subrecipient(s), or personnel thereof; and
5.	has access to all information in the possession of the Recipient reasonably deemed necessary by the Third-Party Monitor to monitor and verify compliance with this

[3]	National security requirements include all terms that reference supply, offtake, access, monitoring, mitigation, foreign country of concern, or national security.

Version 2.0	38

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

Award, including non-public information and any records of communications or other documents.

E.

The Recipient shall cooperate with the Third-Party Monitor and provide all information requested by the Third-Party Monitor to monitor and verify compliance with RTES and national security requirements of this Award, including any records of communications or other documents.

L.	Construction Signage

The recipient is encouraged to display DOE Investing in America signage during and after construction. Guidance can be found at: (https://www.energy.gov/design). Proposed signage costs that meet these specifications are an allowable cost and may be included in the proposed project budget.

M.	DOE’s Property Interest

While the Award is in effect and DOE retains its undivided reversionary interest in real property and equipment acquired under the Award, DOE will not assert its reversionary interest in the property as long as it: (1) is being used for the authorized purposes set forth in SOPO (the “Authorized Purpose”); (2) is not encumbered without permission. If there is an agreement between DOE and debt and/or tax equity financing providers (“Financing Providers”), DOE may assert its reversionary interest in the property consistent with the terms of any such agreement regardless of whether or not the underlying encumbrance of the property was appropriately approved.

Upon Recipient request, DOE will engage with the Recipient and/or subrecipient and potential Financing Providers seeking arrangements, such as a Government-Creditor Agreement, relating to DOE’s undivided reversionary interest in the real property and equipment acquired under the Award that address the reasonable requests of Financing Providers, including with respect to the exercise of remedies by Financing Providers. Consistent with applicable regulation, DOE will consent to a pari passu position with the Financing Providers pursuant to arrangements that will protect the federal interest and enable necessary financing for project success. These arrangements will be set forth in a Government-Creditor Agreement or other agreement.

PROGRAM DETERMINATION TO EXERCISE 309 AUTHORITY UNDER AWARD

Upon Recipient’s request for vesting, including on behalf of a subrecipient, DOE will exercise Section 309 authority to vest unconditional title to real property and equipment of a project or sub-project in the Recipient and/or subrecipient when it is demonstrated to DOE’s satisfaction that the Recipient and/or subrecipient has achieved the milestones set forth in the SOPO that correspond to the conclusion of the award period that includes mechanical completion, commissioning and successful testing as set forth in the Statement of Project Objectives, provided that the Recipient or subrecipient satisfies the following conditions. Recipient or subrecipient, as applicable, agrees to:

Version 2.0	39

DOE Special Terms and Conditions Award No. DE-MS0000118.0002 with Forge Battery Inc.

1.

certify that it will not sell or transfer the equipment or real property acquired under the award to a Foreign Country of Risk, or to an entity owned, controlled by, incorporated in, or located in those countries;

2.	use the equipment and real property acquired under the award during the award period for its Authorized Purpose; and
3.	continue to comply with the award terms and conditions during the award period including all necessary tasks, objectives, and milestones included in Attachment 1, Statement of Project Objectives.

Recipient or subrecipient is required to advise DOE on its progress on the above conditions at various points throughout the life of the award, including but not limited to, continuations, go/no-go decision points, budget periods, or phases, as determined at the start of each budget period or phase. DOE will require a written certification satisfactory to DOE from the Recipient or subrecipient immediately prior to the conclusion of the above award period confirming the Recipient’s or subrecipient’s satisfaction of the above conditions, prior to DOE effecting any vesting of title under Section 309. After any disposition or vesting of DOE’s reversionary interest, this award may remain in place to fulfill other award commitments.

Version 2.0	40